PURCHASE AGREEMENT

(“AGREEMENT”)

Seller:	Walter Stock

Buyer:	Republic of Texas Brands, Incorporated

Purchase Price:	Five Million (5,000,000) Shares of Unrestricted Stock of Republic of Texas Brands, Incorporated

1. Sale of Shares. Seller shall sell to Buyer and Buyer shall purchase from Seller free from all liabilities and encumbrances, all of the issued and outstanding shares of Chill Texas, Inc. ( “Chill Texas”).

2. Purchase Price and Closing. Seller and Buyer agree the purchase price for the shares of Chill Texas, Inc. of Five Million (5,000,000) Shares of Unrestricted Stock of Buyer. Such closing shall take place immediately upon signing of this Agreement. Seller further understands and agrees that he may not sell more than 500,000 shares per month of the shares received herein.

3. Seller’s Representations and Warranties. Seller represents and warrants to Buyer the following:

A.	Chill Texas is not in default under any obligation or other contracts, and has not waived any material right under any lease or any contract.

B.	Chill Texas has filed all federal, state, county and local income, withholding, FICA, excise, property, sales and other tax returns which are required to be filed by Chill Texas, and such returns are true and correct to the best of knowledge of Seller and Chill Texas. Chill Texas has paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by Chill Texas.

C.	There is no pending litigation, demand and/or claim against Chill Texas.

D.	Chill Texas is not in violation of any federal or state health, safety or environmental protection code, law or regulation, and to the best knowledge of Chill Texas’ President, there is no condition or stated facts which constitutes or forms the basis of any such violation.

4. Seller further represents and warrants that he owns all of the issued and outstanding shares of Chill Texas, and that the shares are free from any encumbrances, and that there are no options, warrants or any other interests which anyone or entity has in Chill Texas.

5. Governing Law. This Agreement is being executed and delivered, and is intended to be performed, in the State of Texas, and the laws of such State shall govern the validity, construction, enforcement and interpretation of this Agreement unless otherwise specified herein.

6. Parties Bound. This Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective heirs, personal representatives, successors and assigns.

7. Further Acts. In addition to the acts recited in this Agreement to be performed by Seller and Buyer, Buyer and Seller agree to perform or cause to be performed at or after Closing any and all such further acts as may be reasonably necessary to consummate the sale contemplated hereby. The provisions of this paragraph shall survive Closing.

8. Time of Essence. Time is of the essence of this Agreement and each and every provision hereof.

9. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of the Agreement. The remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

10. Signatory Representations. Each signatory hereto hereby warrants and represents that such person has authority to bind the party or parties for whom such person acts.

11. Notices. All notices, demands and requests or other communications required or permitted hereunder shall be in writing and shall be deemed to be delivered, whether actually received or not, three (3) days after deposit in the U.S. Mail, registered or certified, postage prepaid.

12. Captions. The captions herein contained are for the purpose of identification only and shall not be considered in construing this Agreement.

13. Survival. All representations and warranties contained in this Agreement shall be deemed remade as of the date of Closing and shall survive Closing.

The Effective Date of Execution of this Agreement is the 31st day of July, 2014.

SELLER:

By: /s/ Walter Stock

Walter Stock

BUYER:

Republic of Texas Brands Incorporated

By: /s/ Thomas Shuman

Thomas Shuman, President

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